THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

     		    HIGH PLAINS CORPORATION
		            KEY MANAGEMENT
	       EMPLOYEES' STOCK PURCHASE PLAN
		            AUGUST 1, 1995




	1. PURPOSE OF PLAN: The Board of Directors of High Plains Corporation ("Company") has approved an Employee Stock Purchase
Plan for Key Management Employees ("Plan") to begin as of August 1, 1995. The Stockholders of the Company also approved this plan at the annual Stockholders meeting held on November 17, 1995. The
Plan is intended to provide certain designated management employees of the Company with an incentive to remain in the employ of the Company, and an opportunity to participate in the growth of the business of the Company. Specifically, the Plan will offer employees the opportunity to purchase stock that has a par value of $.10 (the "Common Stock") of the Company at a significant discount, and to pay for these shares of Common Stock through small biweekly payroll deductions over a five year period.

	2. ADMINISTRATION OF THE PLAN: The Plan shall be administered by the Company's Board of Directors ("Board"). A majority of the members of the Board present at any meeting shall constitute a quorum. The acts of a majority of the members of the Board present at any meeting at which a quorum is present, who are disinterested in the actions taken, shall be the acts of the Board hereunder.
	Subject to the express provisions of the Plan, the Board shall have the authority in its discretion to determine the individuals to participate hereunder, the times when they shall receive the opportunity to purchase shares and the number of shares to be purchased, to construe the Plan and to make all other determinations necessary or advisable for administering the Plan.
The determination of the Board on the matters referred to in this section shall be conclusive. Initially, the day to day administration of the plan (receipt of elections to participate, accounting for payroll deductions and shares purchased, etc.) shall be performed by Lisa Sanders at the Company's corporate office (the "Plan Administrator"). The Board may designate a new Plan Administrator from time to time in its sole discretion.

	3. PURCHASE PRICE: Participating Employees (as defined in paragraph 10 below) will be able to elect to purchase shares of Common Stock at a price equal to 50% of its lowest market value
(the closing price bid for the Common Stock) recorded between May 1 and August 1 of each calendar year for which the employee makes an election to purchase.

	4. ELIGIBLE EMPLOYEES AND SHARES AVAILABLE: Eligible employees shall be those full-time employees who have been designated by the compensation committee of the Board to participate in this Plan. The following employees have been designated to participate in the plan at this time, and additional employees may be designated by the compensation committee of the Board from time to time as they deem appropriate. For the purposes of this plan only, the original employment dates for the employees currently eligible to participate in this plan are as follows:

			Stan Larson             May, 1984
			Ray Friend              June, 1985
			Greg Heuer              October, 1985
			Dianne Rice             July, 1989
			Danny Allison           September, 1994
			Chris Standlee          March, 1995
			Bill Reichenberger      April 9, 1986
			Mike Eli                May 1, 1986
			Steve Van Norden        December 28, 1992
			Joe Casey               August 29,1994
			Richard Hanson          May 8, 1995

	These designated employees shall be entitled to elect to purchase 1,000 shares during each year of the plan, plus an additional 1,000 shares for each year of employment with the company completed prior to August 1 of the year for which the election is made. (Example: If two full years of employment have been completed before August 1, 1995, you will be eligible to elect to purchase 1,000 shares, plus an additional 2,000 shares during the first year of the plan; 1,000 shares plus an additional 3,000 shares during the second year of the plan; and, 1,000 shares plus an additional 4,000 during the third year.)

	The aggregate number of shares which may be purchased under the Plan shall not exceed 250,000, subject to adjustment in accordance with paragraph 11. The shares of Common Stock to be sold under the Plan shall be made available at the discretion of the Board either from authorized but unissued shares of Common Stock or from shares of Common Stock held in the treasury of the Company. The shares to be issued under the Plan will be registered by the company in conjunction with another registration, or through an independent S-8 registration.

	Any employee participating in this Employee Stock Purchase Plan shall be excluded from participation in any other stock purchase plan offered by the company during the time period in which this plan is in effect.

	5. TERM OF PLAN: The Plan shall be in effect for a period of three years from August 1, 1995 at which time it will terminate (except for payroll deductions to complete elections made during the term of the plan) unless extended by affirmative action of the Board of Directors.

	6. PAYMENT TERMS: Payment for this stock will be made only through biweekly payroll deductions over a period of 5 years, at a rate of 20% of the total purchase cost per year, divided by the 26 pay periods each year. Prepayments will not be available, except in the event that an employee who is also an officer of the Company achieves ten continuous years of employment as set forth below.

	Example:

	Employee purchases 100 shares at fair market value of $10.00 per share. The employee pays:

	50% of the fair market value or $5.00 per share, for a total purchase price of $500.00. Employee pays 20% of the $500.00, or $100.00, annually. $100.00 divided by 26
	pay periods is $3.85 each pay period.


	7. VESTING: The stock ownership will vest in the employee's name only upon the completion of the 5 year payment schedule.
There will be no partial vesting and no prepayment options, except that any employee who is also an officer of the company and who has achieved at least ten continuous years of employment with the Company during the term of this Plan, shall have the option to pre-pay any balance due for shares purchased pursuant to this Plan, at which time the Company will immediately transfer said shares to the employee. Excluding only this exception for ten years of service, even in the event of the death or termination of the employee, no shares will be transferred or delivered to the employee or his estate until the completion of the five year period from the date the first payment for the stock in question is withheld from the employee's wages, and the employee will not be entitled to receive any dividends, or to exercise any voting rights until the stock is fully vested and transferred to the employee.

	8. RESTRICTIONS ON PAYROLL DEDUCTION ELECTION AND STOCK: An employee's eligibility and participation in the Plan including, but not limited to, payroll deduction privileges, may not be assigned, transferred, or encumbered in any manner. In addition, prior to the vesting of a Participating Employee's stock ownership in accordance with paragraph 7 of this Plan, the designated ownership of shares of common stock acquired by an employee hereunder may not be sold, transferred, assigned, or pledged other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986, as amended (the "Code") or Title I of the Employee Retirement Income Security Act, or the rules thereunder. After the vesting provisions of paragraph 7 of this Plan are satisfied and a Participating Employee receives shares of common stock in accordance with the terms of the Plan, such shares may be sold, transferred, assigned, or pledged provided such sale, transfer, assignment, or pledge is done in accordance with the applicable state and federal securities laws.

	9. TERMINATION OF EMPLOYMENT: Upon termination of employment for any reason (including death) prior to the completion of the 5 year payment schedule, the employee (or his estate) will receive the benefit of the 50% discount based upon the proportion of the total paid to the total due at the date of his termination.
 The employee will be deemed to have purchased only the proportion of shares that are fully paid at termination, and will owe no more payments for stock to the Company. The stock paid for will be transferred to the employee at the end of the five year period originally scheduled for payment. Any fractional shares purchased will be rounded to the nearest whole share, so that if 50% or more of the applicable price of any fractional share has been paid, that entire share will be considered purchased by and will be transferred to the employee. If less than 50% of the applicable price of any fractional share has been paid, that share will not be considered purchased by and will not be transferred. Upon the expiration of the five year period required for vesting, the shares will vest and will be transferred to the employee, his estate, or the assignee of his estate. Any shares not paid for by the employee at the time of termination will not be issued, nor will the employee have the option to buy these shares.

	Example: The employee agrees to have $3.85 withheld each paycheck in order to pay for 100 shares when the fair market value of the stock is $10.00 per share and his cost is $5.00 per share. If the employee works for 65 full pay periods and then terminates, the employee will have had $250.25 withheld to the point of termination and satisfied one-half of his obligation for payment on the 100 shares. The employee will be entitled to receive 50 shares. However, ownership and possession of the stock will not be transferred to any individual until 5 years have passed from the date on which the first payment was withheld for this 100 share block.

	10. ELECTION TO PARTICIPATE: All eligible employees must make a written election to participate in the Plan. The election must be mailed or delivered to the Plan Administrator, or to any other person designated by the Plan Administrator, on or before May 15 of the year in which the employee is eligible to participate
(with the exception that elections for the calendar year 1995 may be made on or before January 26, 1996). The election shall designate the number of shares the employee elects to purchase, or shall simply state that the employee elects to purchase "all shares eligible for purchase". The election will be acknowledged and accepted by the Company by written confirmation to be returned to the Employee on or before June 30 of the year for which the election is made (except for confirmations for calendar 1995, which shall be returned on or before January 30, 1996). Each employee who receives a written confirmation from the company that the employee's election to participate has been accepted, shall be a "Participating Employee." Withholding of the purchase price required will begin with the first payroll period in June of the applicable year (the first payroll period in February, 1996, for calendar 1995). If no election is made by an employee, the inaction will be construed as an election not to participate.

	11. ADJUSTMENT FOR STOCK SPLITS: All elections to purchase hereunder, and the ultimate issuance of shares to the employee will be adjusted to take into account any stock splits or dividends which may occur during the term of this Plan.

	12. TAX ELECTION OPTION: The Company urges each employee participating in this Plan to seek the advice of their tax professional with regard to the tax implications and consequences of participating and purchasing shares under the terms of the Plan.

	13. AMENDMENTS TO PLAN: The Board may at any time terminate or from time to time modify of suspend the Plan, provided that no such termination or modification shall affect Employees right to receive (in accordance with the terms of the Plan) the proportion of shares for which the Employee has already paid.

	14. WITHDRAWAL FROM THE PLAN: Participating employees may withdraw from the Plan, effective as of the end of any calendar month, by giving written notice to the Company not later than the 15th day of such month. Upon such withdrawal, no further payroll deductions shall be made for stock purchases, and the Employee shall be treated, for the purposes of this plan only, as if he/she had terminated his employment with the Company. A participating employee who withdraws from the Plan may not re-enter the Plan until the commencement of the next succeeding participation period.
 A participant whose contributions under the Plan shall have been discontinued by reason of an absence on leave required by law, or approved by an authorized representative of the Company shall not be considered to have withdrawn from the Plan, and payroll deductions shall be resumed as soon as such Employee shall return to work following such absence or leave.

Dated this ____ day of _____, 1995.

HIGH PLAINS CORPORATION



BY________________________
Stanley E. Larson
President and CEO